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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 1996



                    AMERICAN EXPRESS COMPANY

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        (Exact name of registrant as specified in its charter)



           New York                   1-7657       13-4922250
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(State or other jurisdiction       (Commission    (IRS Employer
      of incorporation)            File Number)   Identification)


200 Vesey Street, World Financial Center
New York, New York                                      10285
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(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (212) 640-2000
                                                   --------------




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  (Former name or former address, if changed since last report.)


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Item 5.  Other Events

        On April 24, 1996, the following memorandum was issued by Harvey Golub, Chairman and Chief Executive Officer of American
Express Company, to its employees:

I am writing to let you know that Mike Monaco, our chief financial officer, has informed me of his decision to resign from American Express. Mike's decision reflects a disagreement with my colleagues in the Office of the Chief Executive and me over the staffing of the company's Finance organization. Like other staff groups at American Express, Finance has been reorganizing into a companywide department that serves all of the business units. This reorganization has involved the reassessment of the responsibilities of a number of senior people within Finance. My colleagues and I are sorry to see Mike leave, but we respect his decision and wish him continued success as he pursues his career outside American Express.

Mike has served as CFO of American Express since 1990. He has played a critical role in the restructuring of our organization that entailed the sale or spin-off of several major businesses, as well as in the successful efforts to strengthen our balance sheet. I want to take this opportunity to thank him for his many significant contributions.

Mike will remain with the company for the next couple of months to help ensure a smooth transition while we recruit his successor. In considering possible successors, we will look for someone who can provide outstanding leadership to the Finance group and who can serve as a key advisor to the OCE and business leaders on matters of finance and strategy. We will also be looking for someone who can effectively represent American Express to the financial community of investors, lenders and rating agencies.

Until we appoint a new CFO, Mike's direct reports will report to me. The business unit chief financial officers will continue to have dual reporting relationships, to the leaders of the businesses and to me, on an interim basis, until the new CFO is appointed.

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                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         AMERICAN EXPRESS COMPANY


                         By:    /s/ Stephen P. Norman
                                ----------------------------
                         Name:  Stephen P. Norman
                         Title: Secretary



Dated:  April 25, 1996

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